ABRAXAS PETROLEUM CORPORATION
www.abraxaspetroleum.com

Exhibit 99.1
NEWS RELEASE
Abraxas Announces Acquisition of an Additional Bakken/Three Forks Interest; Announces Reaffirmation of Borrowing Base; Provides Operations and Guidance Update

San Antonio (April 30, 2015) — Abraxas Petroleum Corporation (“Abraxas” or the “Company”) (NASDAQ:AXAS) today announced the acquisition of an additional Bakken/Three Forks interest; announced the reaffirmation of the Company’s borrowing base; and provided the following operations and guidance update

Acquisition of an Additional Bakken/Three Forks Interest
Abraxas recently acquired an additional 210 net Bakken acres.   The addition of this acreage gives Abraxas a majority interest in one additional unit offsetting the Company’s North Fork acreage.   Abraxas now plans to go before the North Dakota Industrial Commission (“NDIC”) to install the Company as operator on the unit where it now holds a controlling interest.   With success and the approval of downspacing by the NDIC, this unit has the potential to add an additional 15 operated Bakken and Three Forks wells to Abraxas’ North Fork inventory.

Williston Basin
At Abraxas’ North Fork prospect, in McKenzie County, North Dakota, the Jore 5H, Jore 6H, Jore 7H and Jore 8H are scheduled to be fracture stimulated in late May.  Abraxas estimates that the per stage fracture stimulation cost savings will be upwards of 50% versus the original projections on the wells.     Abraxas owns a working interest of approximately 76% in the Jore 5H-8H.   On the Ravin Northwest pad, surface and intermediate casing have been set on the Ravin 8H, Sten–Rav 1H and Stenehjem 5H.   Currently, Abraxas is preparing to drill the lateral section of the Stenehjem 5H.   After receiving elections, Abraxas working interest in the Ravin Northwest pad increased to 74% from 57%.

Eagle Ford
At Abraxas’ Jourdanton prospect in Atascosa County, Texas, the Grass Farm 2H has been fracture stimulated and drill out is expected to begin shortly.   At Abraxas’ Dilworth East prospect in McMullen County, Texas, the R. Henry 1H is scheduled to be fracture stimulated next week.  Abraxas estimates that the per stage fracture stimulation cost savings will be upwards of 38% versus original projections on both wells.  Abraxas owns a 100% working interest in the Grass Farm 2H and R. Henry 1H.

First Quarter 2015 Production
Production for the first quarter of 2015 averaged approximately 6,590 boepd (4,475 barrels of oil per day, 8,871 mcf of natural gas per day, 637 barrels of NGLs per day).  Production volumes for the quarter were negatively impacted by gas processing constraints in the Bakken and Permian as well as increased work-over activity in the Eagle Ford and Bakken.

Borrowing Base Update
Abraxas’ bank group recently reaffirmed the borrowing base under the Abraxas’ senior secured revolving credit facility at $165 million following its lenders’ regularly scheduled semi-annual redetermination. There were no other changes to the terms of the credit facility resulting from this borrowing base redetermination. Abraxas exited March 31, 2015 $110 million borrowed with approximately $3.9 million in cash providing liquidity of $59 million.   As a reminder, Abraxas exited 2014 with a working capital deficit of $52.8 million (1).   As of March 31, 2015 the Company’s working capital deficit was an estimated $13.7 million (1).   The increased borrowings on the Company’s credit facility are directly offset by the reduction in the Company’s working capital deficit.

CAPEX Guidance
As mentioned above, Abraxas recently acquired 210 net Bakken acres.  Abraxas also recently elected to participate in 12 gross / 0.3 net non-operated Bakken wells offsetting the North Fork/Lillibridge area.  Moreover, Abraxas’s interest in the Stenehjem 5H, Sten-Rav 1H and Ravin 8H increased from an average of 57% to 74% working interest.  Abraxas also acquired additional interests in the Eagle Ford in early 2015.   Abraxas is also benefiting from significant drilling efficiencies on its Company owned drilling rig in the Bakken, which is bringing forward a larger portion of drilling CAPEX into 2015 than originally anticipated.   Largely offsetting these increases in capital expenditures are service cost savings on the Company’s wells.  Taking all acquisitions and increased activity into consideration, Abraxas forecasts 2015 capital expenditures to be approximately of $55 million.

Production Guidance
Abraxas expects the increased Bakken non-operated activity and higher working interest in the Company’s wells to have a negligible impact on yearly average volumes, but a larger impact on the Company’s 2015 exit rate, as the majority of the activity will occur later in the fourth quarter of 2015.   Furthermore, Abraxas elected to delay completions on the four Jore wells and two Eagle Ford wells until later than anticipated in the second quarter.   Abraxas has also been conducting higher than anticipated work-over activity, primarily in the Eagle Ford, in an effort to reduce lease operating expenses.   Abraxas continues to be impacted by third party gas processing issues in the Bakken and Permian, which is causing additional curtailments.   Combined, these issues had a large impact on first quarter 2015 volumes and are also expected to impact the Company’s second quarter production volumes.   Also affecting second quarter production volumes will be the shutting in of the Snake Eyes 1H, R. Henry 2H, Jore 1H, 2H, 3H and 4H as well as the Ravin 4H, 5H, 6H and 7H for offsetting fracture stimulations for a large portion of the second quarter.   Therefore, Abraxas finds it prudent to widen and reduce the Company’s production yearly guidance range.   Abraxas will also delay providing second quarter production volumes until the Company gains additional clarity on the exact completion and offsetting well shut-in schedule.   Abraxas anticipates the production issues mentioned above to be largely a first half 2015 event, with the Company returning to at or above originally forecasted volumes in the second half of 2015.

	2015E
	Low	High
Production
Total (Boepd)	6,500	7,000
% Oil	69%
% NGL	9%
% Natural Gas	22%
Operating Costs
LOE ($/Boe)	$10.00	$12.00
Production Tax (% Rev)	8.5%	9.0%
Cash G&A ($mm) (2)	$11.5	$12.5

Bob Watson, President and CEO of Abraxas commented, “Although the production curtailments, shut-ins and delays we now expect in the first half of 2015 are certainly disappointing, we expect these issues to be transitory and abate by the second half of 2015.   Moreover, we expect a strong 2015 exit based on the largely fourth quarter focused activity.”

“The acquisition of additional Bakken interests directly plays into our strategy of acquiring interests at a reasonable cost that will provide future development in our core areas.   Each operated unit we are able to successfully acquire adds approximately two years of inventory for our Company owned drilling rig and substantial potential reserves.   We will continue to search for similar opportunities that will allow us to further consolidate our interests in our core regions in the currently distressed environment.”

“The volume of acquisition opportunities has increased significantly in recent weeks, with valuations at more reasonable levels.   Abraxas will continue to evaluate opportunities to expand its acreage, reserves and production in its core areas, while at all times retaining proper financial flexibility with regards to its balance sheet.”

(1)	Working capital deficit calculation excludes current maturities of long-term debt and current derivative assets and liabilities in accordance with our loan covenants.

Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploration and production company with operations across the Rocky Mountain, Permian Basin and onshore Gulf Coast regions of the United States.

Safe Harbor for forward-looking statements:  Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release.  Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for crude oil and natural gas.  In addition, Abraxas’ future crude oil and natural gas production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves.  Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control.  In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:
Geoffrey King/Vice President – Chief Financial Officer
Telephone 210.490.4788
gking@abraxaspetroleum.com
www.abraxaspetroleum.com

18803 Meisner Drive
San Antonio, Texas 78258
Phone: 210.490.4788    Fax: 210.918.6675